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                                                                    EXHIBIT 10.1

                      THE NEW YORK MORTGAGE COMPANY, LLC
                     AMENDED AND RESTATED PROMISSORY NOTE


$2,574,352                                                    December 23, 2003
                                                              New York, New York


      This Promissory Note (the "Note") amends and restates that certain promissory note, dated August 31, 2003, payable by The New York Mortgage Company, LLC, a New York limited liability company (the "Company") to Joseph V. Fierro in the same principal amount hereof. The Company, hereby promises to pay to Joseph V. Fierro at 300 East 74th Street, New York, NY 10021, the principal amount of Two Million Five Hundred Seventy Four Thousand Three Hundred Fifty-Two Dollars ($2,574,352) on February 27, 2004 (the "Maturity Date"), and to pay interest on the principal balance hereof at the rate of 3% per annum (calculated on the basis of a 360-day year) on the Maturity Date.

      The Company may prepay the Note in whole or in part at any time without penalty. All prepayments shall be applied first to principal, the balance to accrued interest.

      In the event the Company fails to pay in full the principal and interest due under this Note on the Maturity Date, the whole of said indebtedness, both principal and interest, shall, at the option of the holder of this Note, immediately become due and payable without presentment, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are expressly waived by the Company. The Company agrees that no delay or failure on the part of the holder of this Note in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right. The Company irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the State of New York in connection with any action or proceeding arising out of or relating to this Note.

      The indebtedness represented by this Note and the payment of principal and interest on this Note shall be expressly subordinated in right of payment to all indebtedness, whether outstanding on the date hereof or hereafter arising or created, for principal, interest, fees or any other obligations due from the Company under its warehouse, repurchase or gestation agreements with Credit Suisse First Boston Mortgage Capital, LLC, HSBC Bank USA, National City Bank of Kentucky and Greenwich Capital Financial Products, Inc.

      This Note has been negotiated and consummated in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.


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     IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.


                                               THE NEW YORK MORTAGE COMPANY, LLC

                                               By: /s/ Steven Schnall
                                                   ---------------------------
                                                   Name:  Steven Schnall
                                                   Title: Member and President


                                               By: /s/ Joseph Fierro
                                                   ---------------------------
                                                   Name:  Joseph Fierro
                                                   Title: Member and Chief
                                                          Operating Officer